Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports Fourth Quarter Per Share Net Income and Core

Operating Income of $3.13 and $4.05, Respectively; Consolidated

Net Premiums Written Up 11.9%, or 16.0% in Constant Dollars, with

P&C Up 9.8% and a Combined Ratio of 88.0%, or 85.9% Excluding Agriculture

Full-Year Net Income Per Share of $12.55 and Record Core

Operating Income Per Share of $15.24, Up 21.3%; Consolidated Net

Premiums Written Up 10.3%, or 13.0% in Constant Dollars, with

P&C Up 10.3%; P&C Combined Ratio of 87.6%

QUARTER

●	Fourth quarter net income was $1.31 billion and core operating income was $1.70 billion.

●

Consolidated net premiums written were $10.2 billion, up 11.9%, or 16.0% in constant dollars. P&C net premiums written were up 5.9%, or 9.8% in constant dollars, with commercial lines up 10.4% and consumer/personal lines up 8.1%. North America was up 9.7%, with growth of 10.8% in commercial lines and 5.9% in personal lines, and Overseas General was down 1.3%, or up 9.7% in constant dollars, with growth of 9.4% in commercial lines and 10.3% in consumer lines. While unfavorable foreign currency movement negatively impacted premium growth in the quarter, the weakening of the U.S. dollar, which reached a 20-year high in September 2022, will benefit growth in the future.

●

Fourth quarter P&C combined ratio was 88.0% compared with 85.5% prior year. Excluding Agriculture, the P&C combined ratio was 85.9% compared with 85.4% prior year. The quarter included a true-up to projected full-year crop insurance results reflecting late season development that produced an underwriting loss of $107 million in North America Agriculture. This led to a 94.2% combined ratio and $165 million in underwriting income for the year.

●	Fourth quarter pre-tax and after-tax catastrophe losses were $400 million and $323 million, respectively, compared with $275 million and $245 million, respectively, last year.

●

Global P&C current accident year underwriting income excluding catastrophe losses was a record $1.49 billion, up 13.9%, leading to a record combined ratio of 82.9% on the same basis compared with 84.1% prior year.

●

Fourth quarter Life Insurance net premiums written increased 92.0%, or 100.8% in constant dollars, to $1.21 billion. Growth came predominantly from the company’s international life insurance division, driven by the acquisition of the Cigna Asian business in the third quarter.

●	Fourth quarter pre-tax net investment income was $1.05 billion, up 24.8%, and adjusted net investment income was $1.12 billion, up 23.6%. Both were records.

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YEAR

●	Full-year net income was $5.31 billion versus $8.54 billion prior year. Core operating income was a record $6.46 billion, up 15.9%.

●

Full-year consolidated net premiums written were $41.8 billion, up 10.3%, or 13.0% in constant dollars. P&C net premiums written were up 7.7%, or 10.3% in constant dollars, with commercial lines up 11.0% and consumer/personal lines up 8.4%. North America was up 9.7%, with growth of 10.6% in commercial lines and 6.2% in personal lines, and Overseas General was up 3.2%, or 11.4% in constant dollars, with growth of 11.8% in commercial lines and 10.8% in consumer lines.

●

Full-year P&C underwriting income was a record $4.56 billion, up 23.2%, leading to a P&C combined ratio of 87.6% compared with 89.1% prior year. P&C current accident year underwriting income excluding catastrophe losses was a record $5.86 billion, up 13.3%, leading to a record 84.2% combined ratio compared with 84.8% prior year.

●	Full-year Life Insurance net premiums written increased 47.1%, or 52.0% in constant dollars, to $3.64 billion, impacted by six months of the acquired Cigna Asian business.

●	Full-year pre-tax net investment income was $3.74 billion, up 8.3%, and adjusted net investment income was $4.02 billion, up 8.2%. Both were records.

●	Full-year ROE was 9.6% and core operating ROE was 11.2%. Core operating ROTE was 17.2%.

ZURICH – January 31, 2023 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended December 31, 2022 of $1.31 billion, or $3.13 per share, and core operating income of $1.70 billion, or $4.05 per share. Net income in the quarter was adversely impacted by adjusted net realized losses of $363 million after tax, principally due to the mark-to-market impact on private equities. The P&C combined ratio was 88.0% compared to 85.5% prior year, and the current accident year P&C combined ratio excluding catastrophe losses was 85.6% compared to 83.9% prior year. Book value per share and tangible book value per share increased 6.2% and 9.5%, respectively, from September 30, 2022. Book value was favorably impacted by after-tax net realized and unrealized gains of $1.15 billion in the company’s investment portfolio, principally due to the mark-to-market impact from declining interest rates in the fixed income portfolio. After-tax foreign currency movement further increased book value and tangible book value by $594 million and $229 million, respectively. Book value per share and tangible book value per share now stand at $121.90 and $72.20, respectively. Book value per share and tangible book value per share excluding net unrealized investment losses increased 2.9% and 3.6%, respectively, from September 30, 2022. Book value per share and tangible book value per share excluding AOCI increased 1.6% and 2.6%, respectively, from September 30, 2022.

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Chubb Limited News Release

Chubb Limited

Fourth Quarter Summary

(in millions of U.S. dollars, except per share amounts and ratios)

(Unaudited)

	Q4	Q4		(Per Share)

	2022	2021	Change	2022	2021	Change

Net income	$1,312	$2,141	(38.7)%	$3.13	$4.95	(36.8)%

Cigna integration expenses, net of tax	18	--	NM	0.04	--	NM

Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	6	12	(50.0)%	0.01	0.03	(66.7)%

Adjusted net realized (gains) losses, net of tax	363	(504)	NM	0.87	(1.17)	NM

Core operating income, net of tax	$1,699	$1,649	3.0%	$4.05	$3.81	6.3%

Annualized return on equity (ROE)	10.7%	14.4%

Core operating return on tangible equity (ROTE)	18.6%	17.7%

Core operating ROE	11.9%	11.6%

For the year ended December 31, 2022, net income was $5.31 billion, or $12.55 per share, and core operating income was $6.46 billion, or $15.24 per share. The P&C combined ratio was 87.6% compared to 89.1% prior year, and the current accident year P&C combined ratio excluding catastrophe losses was 84.2% compared to 84.8% prior year. Book value per share and tangible book value per share decreased 12.9% and 23.5%, respectively, from December 31, 2021. Book value was unfavorably impacted by after-tax net realized and unrealized losses of $10.92 billion in the company’s investment portfolio, principally due to the mark-to-market impact from rising interest rates in the fixed income portfolio. At December 31, 2022, the investment portfolio was in an unrealized loss position of $7.28 billion, compared with an unrealized gain position of $2.26 billion at December 31, 2021. After-tax foreign currency movement further reduced book value and tangible book value by $629 million and $453 million, respectively. In addition, tangible book value included the impact of $1.54 billion for goodwill and other intangible assets related to the acquisition of Cigna’s business in Asia. Book value per share and tangible book value per share excluding net unrealized investment losses increased 3.5% and 0.8%, respectively, from December 31, 2021. Book value per share and tangible book value per share excluding AOCI increased 5.3% and 3.0%, respectively, from December 31, 2021.

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Chubb Limited

Full Year Summary

(in millions of U.S. dollars, except per share amounts and ratios)

(Unaudited)

	FY	FY		(Per Share)

	2022	2021	Change	2022	2021	Change

Net income	$5,313	$8,539	(37.8)%	$12.55	$19.27	(34.9)%

Cigna integration expenses, net of tax	38	--	NM	0.09	--	NM

Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	19	53	(64.2)%	0.04	0.12	(66.7)%

Adjusted net realized (gains) losses, net of tax	1,087	(3,023)	NM	2.56	(6.83)	NM

Core operating income, net of tax	$6,457	$5,569	15.9%	$15.24	$12.56	21.3%

Annualized return on equity (ROE)	9.6%	14.3%

Core operating return on tangible equity (ROTE)	17.2%	15.3%

Core operating ROE	11.2%	9.9%

For the years ended December 31, 2022 and 2021, the tax expenses (benefits) related to the table above were $(10) million and nil, respectively, for Cigna integration expenses; $(1) million and $(11) million, respectively, for amortization of fair value adjustment of acquired invested assets and long-term debt; $(129) million and $271 million, respectively, for adjusted net realized gains and losses; and $1.39 billion and $1.02 billion, respectively, for core operating income.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “We had a strong quarter which contributed to the best full-year financial performance in our company’s history. Our quarterly results included record net investment income, double-digit premium growth, and an excellent underwriting performance with an 88% combined ratio despite a true-up to our annual agriculture results reflecting a below-average crop year. Per share core operating earnings were $4.05 for the quarter and a record $15.24 for the year. Crop insurance results were 39 cents per share less than expected.

“Consolidated net premiums, P&C and life together, increased 12% in the quarter, or 16% in constant dollars, to $10.2 billion. P&C premium growth of 9.8% was broad-based globally with good contributions from our commercial and consumer businesses, up 10.4% and 8.1%, respectively. Life premiums, reflecting the addition of the Cigna Asia business, were up over 100%.

“In P&C, North America grew 9.7%, and so did Overseas General in constant dollars while declining 1.3% on a published basis, impacted by the strongest U.S. dollar in 20 years. We expect future published growth to benefit with the dollar weakening. Pricing conditions in commercial P&C remain favorable, the vast majority of our portfolio is achieving good risk-adjusted returns, and we are staying on top of loss cost inflation. On the consumer side, premiums in our North America personal lines business grew a very strong 6% in the quarter with our core high net worth segments up 12.5%. P&C premiums in our international consumer lines increased over 10% in the quarter in constant dollars, driven by our A&H business, which grew over 20% with strong growth in Asia, Latin America and the U.K.

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Chubb Limited News Release

“On the asset side of the balance sheet, adjusted net investment income topped $1.1 billion for the quarter, up about $215 million from prior year, and contributed to a record $4 billion for the year. We are reinvesting our strong operating cash flow at substantially higher rates and that’s translating into a growing investment income run rate.

“We are off to a strong start in the new year and are firing on all cylinders. While there’s certainly plenty of risk and uncertainty in the operating environment globally – economic and geopolitical, from what we know and can control, ’23 should be a good year in terms of growth and earnings.”

Operating highlights for the quarter ended December 31, 2022 were as follows:

Chubb Limited	Q4	Q4
(in millions of U.S. dollars except for percentages)	2022	2021	Change

Consolidated
Net premiums written (increase of 16.0% in constant dollars)	$10,234	$9,150	11.9%

P&C
Net premiums written (increase of 9.8% in constant dollars)	$9,021	$8,517	5.9%
Underwriting income	$1,121	$1,266	(11.4)%
Combined ratio	88.0%	85.5%
Current accident year underwriting income excluding catastrophe losses	$1,354	$1,396	(3.0)%
Current accident year combined ratio excluding catastrophe losses	85.6%	83.9%

Global P&C (excludes Agriculture)
Net premiums written (increase of 8.8% in constant dollars)	$8,637	$8,239	4.8%
Underwriting income	$1,228	$1,205	1.9%
Combined ratio	85.9%	85.4%
Current accident year underwriting income excluding catastrophe losses	$1,493	$1,310	13.9%
Current accident year combined ratio excluding catastrophe losses	82.9%	84.1%

Life Insurance
Net premiums written (increase of 100.8% in constant dollars)	$1,213	$633	92.0%
Segment income (increase of 105.8% in constant dollars)	$217	$108	100.9%

●	Consolidated net premiums earned increased 13.2%, or 17.3% in constant dollars. P&C net premiums earned increased 7.5%, or 11.3% in constant dollars.
●

Total pre-tax and after-tax P&C catastrophe losses, net of reinsurance and including reinstatement premiums, were $400 million (4.2 percentage points of the combined ratio) and $323 million, respectively, compared with $275 million (3.2 percentage points of the combined ratio) and $245 million, respectively, last year.

●

Total pre-tax and after-tax favorable prior period development were both $167 million (1.8 percentage points of the combined ratio) compared with $145 million (1.6 percentage points of the combined ratio) and $149 million, respectively, last year.

●	Unfavorable foreign currency movement in the current quarter negatively impacted core operating income by $71 million, or $0.16 per share.

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Chubb Limited News Release

●	Operating cash flow was $2.65 billion for the quarter.
●	Fourth quarter annualized return on equity (ROE) was 10.7% and annualized core operating ROE was 11.9%. Annualized core operating return on tangible equity (ROTE) was 18.6%.
●	Total capital returned to shareholders in the quarter was $544 million, including share repurchases of $199 million at an average purchase price of $221.67 per share, and dividends of $345 million.

Operating highlights for the year ended December 31, 2022 were as follows:

Chubb Limited	FY	FY
(in millions of U.S. dollars except for percentages)	2022	2021	Change

Consolidated
Net premiums written (increase of 13.0% in constant dollars)	$41,755	$37,868	10.3%

P&C
Net premiums written (increase of 10.3% in constant dollars)	$38,112	$35,391	7.7%
Underwriting income	$4,555	$3,696	23.2%
Combined ratio	87.6%	89.1%
Current accident year underwriting income excluding catastrophe losses	$5,861	$5,171	13.3%
Current accident year combined ratio excluding catastrophe losses	84.2%	84.8%

Global P&C (excludes Agriculture)
Net premiums written (increase of 9.5% in constant dollars)	$35,205	$33,003	6.7%
Underwriting income	$4,390	$3,441	27.6%
Combined ratio	87.1%	89.1%
Current accident year underwriting income excluding catastrophe losses	$5,693	$4,866	17.0%
Current accident year combined ratio excluding catastrophe losses	83.3%	84.6%

Life Insurance
Net premiums written (increase of 52.0% in constant dollars)	$3,643	$2,477	47.1%
Segment income (increase of 69.1% in constant dollars)	$704	$418	68.3%

●	Consolidated net premiums earned increased 11.1%, or 13.9% in constant dollars. P&C net premiums earned increased 8.5%, or 11.2% in constant dollars.
●

Total pre-tax and after-tax P&C catastrophe losses, net of reinsurance and including reinstatement premiums, were $2.18 billion (5.9 percentage points of the combined ratio) and $1.80 billion, respectively, compared with $2.40 billion (7.1 percentage points of the combined ratio) and $1.98 billion, respectively, last year.

●

Total pre-tax and after-tax favorable prior period development were $876 million (2.5 percentage points of the combined ratio) and $729 million, respectively, compared with $926 million (2.8 percentage points of the combined ratio) and $756 million, respectively, last year.

●	Unfavorable foreign currency movement for the year negatively impacted core operating income by $161 million, or $0.36 per share.
●	Record operating cash flow of $11.24 billion for the year.
●	Total capital returned to shareholders for the year was $4.39 billion, including share repurchases of $3.01 billion at an average purchase price of $201.96 per share, and dividends of $1.38 billion.

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Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended December 31, 2022 are presented below:

Chubb Limited	Q4	Q4
(in millions of U.S. dollars except for percentages)	2022	2021	Change

Total North America P&C Insurance
(Comprising NA Commercial P&C Insurance, NA Personal P&C Insurance and NA Agricultural Insurance)
Net premiums written	$6,162	$5,616	9.7%
Combined ratio	88.5%	76.7%
Current accident year combined ratio excluding catastrophe losses	84.0%	80.8%

North America Commercial P&C Insurance
Net premiums written	$4,463	$4,097	8.9%
Major accounts retail and excess and surplus (E&S) wholesale	$2,682	$2,458	9.1%
Middle market and small commercial	$1,781	$1,639	8.7%
Combined ratio	84.3%	76.8%
Current accident year combined ratio excluding catastrophe losses	80.8%	82.0%

North America Personal P&C Insurance
Net premiums written	$1,315	$1,241	5.9%
Combined ratio	89.3%	72.3%
Current accident year combined ratio excluding catastrophe losses	77.1%	77.0%

North America Agricultural Insurance
Net premiums written	$384	$278	37.9%
Combined ratio	117.2%	87.3%
Current accident year combined ratio excluding catastrophe losses	122.1%	81.2%

Overseas General Insurance
Net premiums written (increase of 9.7% in constant dollars)	$2,696	$2,730	(1.3)%
Commercial P&C (increase of 9.4% in constant dollars)	$1,688	$1,702	(0.9)%
Consumer P&C (increase of 10.3% in constant dollars)	$1,008	$1,028	(2.0)%
Combined ratio	79.6%	81.0%
Current accident year combined ratio excluding catastrophe losses	84.8%	86.6%

Life Insurance
Net premiums written (increase of 100.8% in constant dollars)	$1,213	$633	92.0%
Segment income (increase of 105.8% in constant dollars)	$217	$108	100.9%

●

North America Commercial P&C Insurance: The combined ratio increased 7.5 percentage points, primarily reflecting the favorable COVID reserve release in the prior year and higher catastrophe losses in the current year. The current accident year combined ratio excluding catastrophe losses decreased 1.2 percentage points, including a 0.8 percentage point decrease in the loss ratio and a 0.4 percentage point decrease in the expense ratio.

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Chubb Limited News Release

●

North America Personal P&C Insurance: The combined ratio increased 17.0 percentage points, primarily reflecting the impact of higher catastrophe losses in the fourth quarter related to Winter Storm Elliott. The current accident year combined ratio excluding catastrophe losses increased 0.1 percentage point, including a 0.5 percentage point increase in the loss ratio and a 0.4 percentage point decrease in the expense ratio.

●

North America Agricultural Insurance: The current accident year combined ratio excluding catastrophe losses was 122.1%, due to a true-up to projected full-year crop insurance results reflecting late season development that produced an underwriting loss of $107 million.

●

Overseas General Insurance: The current accident year combined ratio excluding catastrophe losses decreased 1.8 percentage points, comprising a 1.0 percentage point in the loss ratio, principally due to underlying loss ratio improvement in certain lines of business, and a 0.8 percentage point in the expense ratio reflecting earned rate outpacing increased expenses.

●

Global Reinsurance: Net premiums written were $163 million, down 4.6%. The combined ratio was 83.6%, compared with 126.2% prior year. The current accident year combined ratio excluding catastrophe losses was 83.1% compared with 81.6% prior year.

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Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the year ended December 31, 2022 are presented below:

Chubb Limited	FY	FY
(in millions of U.S. dollars except for percentages)	2022	2021	Change

Total North America P&C Insurance
(Comprising NA Commercial P&C Insurance, NA Personal P&C Insurance and NA Agricultural Insurance)
Net premiums written	$26,109	$23,805	9.7%
Combined ratio	85.4%	85.6%
Current accident year combined ratio excluding catastrophe losses	82.2%	82.2%

North America Commercial P&C Insurance
Net premiums written	$17,889	$16,415	9.0%
Major accounts retail and excess and surplus (E&S) wholesale	$10,782	$9,836	9.6%
Middle market and small commercial	$7,107	$6,579	8.0%
Combined ratio	83.3%	85.0%
Current accident year combined ratio excluding catastrophe losses	81.1%	82.9%

North America Personal P&C Insurance
Net premiums written	$5,313	$5,002	6.2%
Combined ratio	87.5%	85.5%
Current accident year combined ratio excluding catastrophe losses	78.9%	77.9%

North America Agricultural Insurance
Net premiums written	$2,907	$2,388	21.7%
Combined ratio	94.2%	89.1%
Current accident year combined ratio excluding catastrophe losses	94.4%	86.8%

Overseas General Insurance
Net premiums written (increase of 11.4% in constant dollars)	$11,060	$10,713	3.2%
Commercial P&C (increase of 11.8% in constant dollars)	$6,865	$6,581	4.3%
Consumer P&C (increase of 10.8% in constant dollars)	$4,195	$4,132	1.5%
Combined ratio	84.6%	86.4%
Current accident year combined ratio excluding catastrophe losses	85.4%	87.2%

Life Insurance
Net premiums written (increase of 52.0% in constant dollars)	$3,643	$2,477	47.1%
Segment income (increase of 69.1% in constant dollars)	$704	$418	68.3%

●

North America Commercial P&C Insurance: The current accident year combined ratio excluding catastrophe losses decreased 1.8 percentage points, including a 1.4 percentage point decrease in the loss ratio.

●	North America Personal P&C Insurance: The current accident year combined ratio excluding catastrophe losses increased 1.0 percentage point as conditions renormalized following Covid.
●	North America Agricultural Insurance: The current accident year combined ratio excluding catastrophe losses was 94.4% due to a below-average crop year.

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Chubb Limited News Release

●

Overseas General Insurance: The current accident year combined ratio excluding catastrophe losses decreased 1.8 percentage points, comprising 1.1 percentage point in the expense ratio, principally due to a change in mix of business and earned premium growth outpacing increased expenses, and 0.7 percentage point in the loss ratio reflecting underlying loss ratio improvement.

●

Global Reinsurance: Net premiums written were $943 million, up 8.0%. The combined ratio was 102.6%, compared with 108.7% prior year. The current accident year combined ratio excluding catastrophe losses was 81.5% compared with 81.2% prior year.

●

Life Insurance: Net premiums written increased 47.1% reflecting six months of the acquisition of Cigna’s business in Asia, partially offset by a decline in Combined Insurance North America. Segment income increased 68.3% reflecting the acquisition of Cigna’s business in Asia.

All comparisons are with the same period last year unless otherwise specifically stated.

Please refer to the Chubb Limited Financial Supplement, dated December 31, 2022, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its fourth quarter earnings conference call on Wednesday, February 1, 2023 beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 877-400-4403 (within the United States) or 332-251-2601 (international), passcode 1641662. Please refer to the Chubb website under Events and Presentations for details. A replay will be available after the call at the same location. To listen to the replay, please click here to register and receive dial-in numbers.

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London, Paris and other locations, and employs approximately 34,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Karen Beyer: (212) 827-4445; karen.beyer@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

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Chubb Limited News Release

Regulation G - Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets from the acquisition of The Chubb Corporation (Chubb Corp) and Cigna business of $5 million and $17 million in Q4 2022 and Q4 2021, respectively, and including investment income of $60 million and $44 million in Q4 2022 and Q4 2021, respectively, from partially owned investment companies (private equity partnerships) where our ownership interest is in excess of 3% that are accounted for under the equity method. The amortization of the fair value adjustment on acquired invested assets was $41 million and $84 million for full-year 2022 and 2021, respectively, and the investment income from private equity partnerships was $240 million and $179 million for full-year 2022 and 2021, respectively. The mark-to-market movement on these private equity partnerships are included in adjusted net realized gains (losses) as described below. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses), net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses.

P&C underwriting income is calculated by subtracting adjusted losses and loss expenses, policy acquisition costs and administrative expenses from net premiums earned by our P&C operations. We use underwriting income (loss) and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest expense, amortization expense of purchased intangibles, income tax expense and adjusted net realized gains (losses).

P&C current accident year underwriting income excluding catastrophe losses is P&C underwriting income adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Core operating income, net of tax, excludes from net income the after-tax impact of adjusted net realized gains (losses), Cigna integration expenses, and the amortization of fair value adjustment of acquired invested assets and long-term debt related to the Chubb Corp acquisition and Cigna business. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) are heavily influenced by, and fluctuate in part according to, the availability of market opportunities. We exclude the amortization of fair value adjustments on purchased invested assets and long-term debt related to the Chubb Corp acquisition and Cigna business due to the size and complexity of these acquisitions. We also exclude Cigna integration expenses due to the size and complexity of this acquisition. Cigna integration expenses are incurred by the overall company and are included in Corporate. These

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Chubb Limited News Release

expenses include legal and professional fees and all other costs directly related to the integration activities of the Cigna acquisition. The costs are not related to the on-going activities of the individual segments and are therefore also excluded from our definition of segment income. We believe these integration expenses are not indicative of our underlying profitability, and excluding these integration expenses facilitates the comparison of our financial results to our historical operating results. References to core operating income measures mean net of tax, whether or not noted.

Core operating return on equity (ROE) and Core operating return on tangible equity (ROTE) are annualized non-GAAP financial measures. The numerator includes core operating income (loss), net of tax. The denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. For the ROTE calculation, the denominator is also adjusted to exclude goodwill and other intangible assets, net of tax. These measures enhance the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity and tangible equity excluding the effect of unrealized gains and losses on our investments that are heavily influenced by available market opportunities. We believe ROTE is meaningful because it measures the performance of our operations without the impact of goodwill and other intangible assets.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and losses on the crop derivatives, as noted above.

P&C current accident year combined ratio excluding catastrophe losses excludes the impact of P&C catastrophe losses and PPD from the P&C combined ratio. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life Insurance and North America Agricultural Insurance segments. The agriculture insurance business is a different business in that it is a public sector and private sector partnership in which insurance rates, premium growth, and risk-sharing is not market-driven like the remainder of the company’s P&C insurance business. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets, net of tax, divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

Book value per share and tangible book value per share excluding unrealized investment gains (losses), excludes the mark-to-market on the company’s fixed maturities portfolio. We believe that excluding these net unrealized gains (losses) would highlight the underlying growth in book value and tangible book value without the impact of interest rate volatility. Book value per share and tangible book value per share excluding accumulated other comprehensive income (loss) (AOCI), excludes AOCI from the numerator because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates and foreign currency movement, to highlight underlying growth in book and tangible book value.

International life insurance net premiums written and deposits collected includes deposits collected on universal life and investment contracts (life deposits). Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with GAAP. However, we include life deposits in presenting growth in our life insurance business because life deposits are an important component of production and key to our efforts to grow our business.

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Chubb Limited News Release

See the reconciliation of Non-GAAP Financial Measures on pages 29-35 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income, book value, return on equity, and net investment income.

NM - not meaningful comparison

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, pricing, growth opportunities, economic and market conditions, and our expectations and intentions and other statements that are not historical facts, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency and severity of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, infection rates and severity of pandemics, including COVID-19, and their effects on our business operations and claims activity, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited News Release

Chubb Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	December 31 2022	December 31 2021
Assets
Investments	$113,551	$122,323
Cash	2,012	1,659
Insurance and reinsurance balances receivable	11,933	11,322
Reinsurance recoverable on losses and loss expenses	18,901	17,366
Goodwill and other intangible assets	21,818	20,668
Other assets	30,909	26,716

Total assets	$199,124	$200,054

Liabilities
Unpaid losses and loss expenses	$76,323	$72,943
Unearned premiums	20,360	19,101
Other liabilities	51,901	48,296

Total liabilities	148,584	140,340

Shareholders’ equity
Total shareholders’ equity, excl. AOCI	60,733	59,364
Accumulated other comprehensive income (loss) (AOCI)	(10,193)	350

Total shareholders’ equity	50,540	59,714

Total liabilities and shareholders’ equity	$199,124	$200,054

Book value per common share	$121.90	$139.99
Tangible book value per common share	$72.20	$94.38
Book value per common share, excl. AOCI	$146.49	$139.16
Tangible book value per common share, excl. AOCI	$94.60	$91.85

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Chubb Limited News Release

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2022	2021	2022	2021
Gross premiums written	$12,447	$11,320	$52,013	$46,780
Net premiums written	10,234	9,150	41,755	37,868
Net premiums earned	10,551	9,321	40,389	36,355
Losses and loss expenses	5,868	5,292	23,342	21,980
Policy benefits	702	196	1,492	699
Policy acquisition costs	1,941	1,777	7,392	6,918
Administrative expenses	916	811	3,395	3,136
Net investment income	1,053	843	3,742	3,456
Net realized gains (losses)	(178)	319	(965)	1,152
Interest expense	154	126	570	492
Other income (expense):
Gains (losses) from separate account assets	74	(3)	(42)	(8)
Other	(169)	338	(32)	2,373
Amortization of purchased intangibles	74	71	285	287
Cigna integration expenses	22	--	48	--
Income tax expense	342	404	1,255	1,277

Net income	$1,312	$2,141	$5,313	$8,539

Diluted earnings per share:
Net income	$3.13	$4.95	$12.55	$19.27
Core operating income	$4.05	$3.81	$15.24	$12.56

Weighted average shares outstanding	418.9	432.8	423.5	443.2

P&C combined ratio
Loss and loss expense ratio	62.1%	58.7%	62.0%	62.6%
Policy acquisition cost ratio	17.9%	18.4%	17.8%	18.3%
Administrative expense ratio	8.0%	8.4%	7.8%	8.2%

P&C combined ratio	88.0%	85.5%	87.6%	89.1%

P&C underwriting income	$1,121	$1,266	$4,555	$3,696

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